UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

     Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to Rule 14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified in its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Proposed maximum aggregate value of transaction:
5)	Date Filed:

On September 19, 2008, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. issued a press release in connection with the special meeting of shareholders of Cleveland-Cliffs Inc, which is scheduled to be held on Friday, October 3, 2008, at 10:00 a.m. A copy of the September 19, 2008 press release is attached hereto as Exhibit I.

Exhibit I

Harbinger Urges Shareholders to Take Action at Cleveland-Cliffs Special Meeting

NEW YORK--(BUSINESS WIRE)--September 19, 2008. Harbinger Capital Partners® Funds, the largest shareholder of Cleveland-Cliffs Inc (NYSE: CLF), today sent the following letter to shareholders of Cleveland-Cliffs:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

September 19, 2008

Dear Fellow Shareholder:

The October 3rd Cleveland-Cliffs special meeting is rapidly approaching. Once again, we are asking for your support now to authorize our acquisition under the Ohio control share acquisition statute of up to one-third of the voting shares of Cleveland-Cliffs. Please join us as we fight for the future of our shared investment and the interests of all shareholders.

The merger with Alpha Natural Resources is too much, too fast, and shows the urgent need for a strong, independent shareholder advocate that management cannot ignore.

We believe Cleveland-Cliffs is a company with tremendous potential. We do not want to see that potential squandered on a radical, transformative transaction that we believe destroys shareholder value and places the future of your company at substantial risk. According to the company’s preliminary proxy statement/prospectus filed August 12, 2008, J.P. Morgan, the company’s financial advisor, estimated the value creation per share to Cleveland-Cliffs shareholders in the Alpha transaction at only $1.85, assuming constant discount rates, or less than 1.66% of the company’s share price at the time of announcement. The same filing discloses that Citigroup, Alpha’s financial advisor, calculated that the transaction would be dilutive to Cleveland-Cliffs earnings per share by between negative 14-19% and negative 13-26% for 2009 and 2010, respectively.

When risk and reward are so out of proportion,

shareholders need someone prepared to say “no” when “no” is the right answer.

Cleveland-Cliffs says it does not want Harbinger to exert control over the company and infringe on the rights of shareholders, yet the company has offered no evidence that Harbinger has ever sought to exert any such control. Indeed, the company acknowledged in its own proxy materials that Harbinger has not presented any demands or proposals to the company. The reality is that, given the range of statutory restrictions that limit our ability to enter into transactions with the company, we believe our greatest opportunity to achieve the most profitable return on our investment is to prompt and prod management toward transactions that benefit all shareholders.

Cleveland-Cliffs asks you to “preserve the power of your vote” and we cannot agree more. At a time when many companies are eliminating or placing time limits on poison pills and similar entrenchment tools, Cleveland-Cliffs remains subject to multiple layers of legal restrictions that insulate management against shareholders taking action. These range from the Ohio control share acquisition statute that requires Harbinger to obtain shareholder approval to increase our stake, to the two-third voting requirements that management has cited, to the Ohio business combination statute that drastically limits Harbinger’s ability to acquire the company or assist others in acquiring the company. In this time of tremendous market volatility, we believe Cleveland-Cliffs management should be supportive of investors that want to purchase additional shares, rather than preserving outdated legal restrictions to block shareholder action.

If management believes that supermajority voting places too much power in the hands of large shareholders, they can take action to remove that requirement.

Insulating management from shareholder action is not the answer.

Our interests are aligned with yours. We do not want to control Cleveland-Cliffs, but we do want to ensure that this company acts in the best interests of all shareholders. We understand that two of the proxy advisory firms have determined not to support our proposal. We urge all shareholders to make up their own minds, join with us, and help us fight for the cause of shareholder value.

We strongly encourage Cleveland-Cliffs shareholders to sign, date, and return the enclosed GREEN proxy card and the accompanying certificate of eligibility. If you have previously signed a white proxy card, you can revoke that vote by immediately signing, dating and mailing the enclosed GREEN proxy card and accompanying certificate of eligibility. Be sure to complete the certificate of eligibility to ensure that your vote is fully counted!

Shareholders who have questions about Harbinger’s solicitation, or need assistance in voting their GREEN proxy card and completing the accompanying certificate of eligibility, should call Harbinger’s proxy solicitors, Okapi Partners LLC, Toll-Free at (877) 869-0171, banks and brokers call collect at (212) 297-0720 or email at info@okapipartners.com.

Thank you for your careful consideration,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY
OR HOW FEW SHARES YOU OWN.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

OKAPI PARTNERS LLC
CALL TOLL FREE: (877) 869-0171
BANKS AND BROKERS CALL COLLECT: (212) 297-0720
OR
EMAIL: info@okapipartners.com

IMPORTANT
We urge you NOT to sign any proxy card sent to you by Cleveland-Cliffs.
If you have already done so, you have every legal right to change your vote TODAY by signing, dating and returning the enclosed GREEN proxy card and completing the accompanying certificate of eligibility (located on the reverse side of the proxy card) in the postage-paid envelope provided.

About Harbinger

The Harbinger Capital Partners® Funds investment team located in New York City manages in excess of $21 billion as of August 1, 2008. Our objective is to achieve superior absolute returns primarily through investments in distressed/high yield debt securities, special situation equities and private loans and notes. Harbinger Capital Partners Master Fund I, Ltd. focuses on event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long term, control-oriented and frequently less liquid distressed investments, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Cleveland-Cliffs Inc (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that Harbinger may not be able to complete the purchases of shares contemplated by the Harbinger share acquisition proposal, that market conditions, market prices, developments with the Company or changes in the Company’s prospects may render such purchases financially undesirable to Harbinger or that Harbinger may not be able to acquire shares prior to any record date set for any special meeting called in connection with the Alpha Natural Resources, Inc. transaction or otherwise be able to obtain the ability to vote such shares at any such meeting. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

Contacts

Investors: Okapi Partners LLC

Bruce H. Goldfarb, 212-297-0722

bhgoldfarb@okapipartners.com

or

Patrick McHugh, 212-297-0721

pmchugh@okapipartners.com

or

Media: Rubenstein Associates, Inc.

Charles V. Zehren, 212-843-8590

czehren@Rubenstein.com